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                                                                     Exhibit 5b.

                       INVESTMENT SUB-ADVISORY AGREEMENT

This Agreement (Agreement) made this 31st day of December, 1997 by and between Horace Mann Investors, Inc., a registered investment adviser (Adviser) and Scudder Kemper Investments, Inc., a Delaware corporation and registered investment adviser (Sub-Adviser).

     WHEREAS, Adviser is the investment adviser and business manager for the Horace Mann Mutual Funds (the Funds), an open-end diversified, management investment company registered under the Investment Company Act of 1940, as amended (1940 Act), currently consisting of seven separate series or portfolios including the Growth Fund, the Small Cap Growth Fund, the International Equity Fund, the Socially Responsible Fund, the Balanced Fund, the Income Fund, and the Short-Term Investment Fund;

     WHEREAS, Adviser desires to retain the Sub-Adviser to furnish investment advisory services for the Socially Responsible Fund and the International Equity Fund (the Fund Portfolios), upon the terms and conditions set forth; NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1. Appointment. Adviser hereby appoints Sub-Adviser to provide certain sub-investment advisory services to the Fund Portfolios for the period and on the terms set forth in this Agreement. Sub-Adviser accepts such appointment and agrees to furnish the services set forth for the compensation herein provided. Sub-Adviser represents that it is registered as an Investment Adviser under federal laws and any applicable state laws.

2. Sub-Adviser Services. Subject always to the supervision of the Fund's Board of Trustees and the Adviser, Sub-Adviser will furnish an investment program in respect of, and make investment decisions for, all assets of the Fund Portfolios and place all orders for the purchase and sale of securities, all on behalf of the Fund Portfolios. In the performance of its duties, Sub-Adviser will satisfy its fiduciary duties to the Fund and Fund Portfolios and will monitor the Fund Portfolios' investments, and will comply with the provisions of the Fund's Declaration of Trust and By-laws, as amended from time to time, and the stated investment objectives, policies and restrictions of the Fund Portfolios as set forth in the prospectus and Statement of Additional Information for the Fund Portfolios, as amended from time to time, as well as any other objectives, policies or limitations provided by the Adviser from time to time.

     Sub-Adviser will provide reports at least quarterly to the Board of Trustees and to Adviser. Sub-Adviser will make its officers and employees available to Adviser and the Board of Trustees from time to time at reasonable times to review investment policies of the Fund Portfolios and to consult with Adviser regarding the Investment affairs of the Fund Portfolios.
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Sub-Adviser agrees that it:

          a. will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

          b. will conform with all applicable Rules and Regulations of the Securities and Exchange Commission in all material respects and in addition will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to its investment advisory activities, including all requirements necessary for the Fund Portfolios to comply with subchapter M and section 817(h) of the Internal Revenue Code;

          c. is authorized to and will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Fund Portfolios and is directed to use its best efforts to obtain best execution, which includes most favorable net results and execution of the Fund Portfolios' orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the Transaction and research or other services provided. It is understood that the Sub-Adviser will not be deemed to have acted unlawfully, or to have breached a fiduciary duty to the Fund or in respect of any Fund Portfolio, or be in breach of any obligation owing to the Fund or in respect of any Fund Portfolio under this Agreement, or otherwise, solely by reason of its having caused the Fund to pay a member of a securities exchange, a broker or a dealer a commission for effecting a securities transaction of the Fund in excess of the amount of commission another member of an exchange, broker or dealer would have charged if the Sub-Adviser determined in good faith that the commission paid was reasonable in relation to the brokerage and research services provided by such member, broker, or dealer, viewed in terms of that particular transaction or the Sub-Adviser's overall responsibilities with respect to its accounts, including the Fund, as to which it exercises investment discretion. Some securities considered for investment by the Fund Portfolios may also be appropriate for other funds and/or clients served by the Sub-Adviser. To assure fair treatment of the Fund Portfolios and all clients of the Sub-Adviser in situations in which two or more clients' accounts participate simultaneously in a buy or sell program involving the same security, such transactions will be allocated among the Fund Portfolios and clients in a manner deemed equitable by the Sub-Adviser;

          d. will report regularly to Adviser and to the Board of Trustees and will make appropriate persons available for the purpose of reviewing with

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               representatives of Adviser and the Board of Trustees on a regular basis at reasonable times the management of the Fund Portfolios, including without limitation, review of the general investment strategies of the Fund Portfolios, the performance of the Fund Portfolios in relation to standard industry indices, interest rate considerations and general conditions affecting the marketplace and will provide various other reports from time to time as reasonably requested by Adviser;

          e. will prepare such books and records with respect to the Fund Portfolios' securities transactions as requested by the Adviser and will furnish Adviser and Fund's Board of Trustees such periodic and special reports as the Board or Adviser may reasonably request;

          f. will act upon reasonable instructions from Adviser which, in the reasonable determination of Sub-Adviser, are not inconsistent with Sub-Adviser's fiduciary duties under this Agreement;

3. Expense. During the terms of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities (including brokerage commission, if any), purchased for the Fund Portfolios.

4. Compensation. For the services provided and the expenses assumed under this Agreement for each Fund Portfolio, Adviser will pay Sub-Adviser, and Sub-Adviser agrees to accept as full compensation therefor, at the end of each calendar month, a Sub-Advisory fee computed at the annual rate set forth in Exhibit 1 - Fee Schedule, applied to the average daily net assets of the Fund Portfolio during that calendar month.

5. Services to Others. Adviser understands and has advised Fund's Board of Trustees, that Sub-Adviser acts as an investment adviser or sub-investment adviser to other investment companies and other advisory clients.

6. Limitation of Liability. Neither the Sub-Adviser nor any of its directors, officers, stockholders, agents or employees shall have any liability to the Adviser, the Fund or any shareholder of the Fund for any error of judgment, mistake of law, or any loss arising out of any investment, or for any other act or omission in the performance by the Sub-Adviser of its duties hereunder except of liability resulting from willful misfeasance, bad faith, or negligence on Sub-Adviser's part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

7. Term, Termination, Amendment. This Agreement shall become effective with respect to the Fund Portfolios on January 1, 1998, provided that it has been approved by a vote of a majority of the outstanding voting securities of each Fund Portfolio in accordance with the requirement of the 1940 Act and shall remain in full force until November 30, 1998, unless sooner terminated as hereinafter provided. This Agreement shall continue

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     in force from year to year thereafter with respect to each Fund Portfolio, but only as long as such continuance is specifically approved for each Fund Portfolio at least annually in the manner required by the 1940 Act and the rules and regulations thereunder, provided, however, that if the continuation of this Agreement is not approved for a Fund Portfolio, the Sub-Adviser may continue to serve in such capacity for such Fund Portfolio in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

     This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Adviser or by the Sub-Adviser on sixty days' written notice to the other party. This Agreement may also be terminated by the Fund with respect to any Fund Portfolio by action of the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund Portfolio on sixty days' written notice to Sub-Adviser by the Fund.

     This Agreement may be terminated with respect to any Fund Portfolio at any time without the payment of any penalty by the Adviser, the Board of Trustees or by a vote of a majority of the outstanding voting securities of such Fund Portfolio in the event the Sub-Adviser or any officer or director of the Sub-Adviser has taken any action which results in a material breach of the covenants of the Sub-Adviser under this Agreement.

     Termination of this Agreement shall not affect the right of the Sub-Adviser to receive payments on any unpaid balance of the compensation described in
     Section 4 earned prior to such termination.

     This Agreement shall automatically terminate with respect to a Fund Portfolio in the event the Investment Management Agreement between Adviser and that Fund Portfolio is terminated, assigned or not renewed.

8. Notice. Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

9. Limitations on Liability. All parties are expressly put on notice of the Fund's Agreement and Declaration of Trust and all amendments thereto, all of which are on file with the Secretary of the State of Delaware, and the limitation of shareholder and trustee liability contained therein. The obligations of the Fund entered in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually but only in such capacities and are not binding upon any of the Trustees, officers, or shareholders of the Fund individually but are binding upon only the assets and property of the Fund, and persons dealing with the Fund must look solely to the assets of the Fund and those assets belonging to the subject Fund Portfolio for the enforcement of any claims.

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10.  Adviser Responsibility.  Adviser will provide Sub-Adviser with copies of the Fund's Declaration of Trust, By-laws, prospectus, and Statement of Additional Information and any amendment thereto, and any objectives, policies or limitations not appearing therein as they may be relevant to Sub-Adviser's performance under this Agreement.

11. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction of effect. If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby. This Agreement will be binding upon and shall inure to the benefit of the parties and their respective successors.

12. Applicable Law. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 10 above which will be construed in accordance with Delaware law) the laws of the state of Illinois.

The Adviser and the Sub-Adviser have caused this Agreement to be executed as of the date and year first above written.

HORACE MANN INVESTORS, INC.              SCUDDER KEMPER INVESTMENTS, INC.


By:  /s/ Ann M. Caparros                 By:  /s/ Kathryn L. Quirk
     -------------------------------          ---------------------------------

                                                 Managing Director and
        Secretary                                Corporate Secretary
Title:  ----------------------------     Title:  ------------------------------

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Exhibit 1
             SUB-ADVISORY FEE SCHEDULE FOR HORACE MANN MUTUAL FUNDS



International Equity Fund


     During the period from January 1, 1998 through March 3, 1998
     .525% on First $40,000,000
     .375% on Next $60,000,000
     .3375% on all assets over $100,000,000

     Thereafter
     .70% on the First $40,000,000
     .50% on the Next $60,000,000
     .45% on all assets over $100,000,000

There is no minimum annual fee.


Socially Responsible Fund


     .55% on the First $20,000,000
     .45% on the Next $20,000,000
     .30% on the Next $60,000,000
     .275% on all assets over $100,000,000

There is no minimum annual fee.

The above fee schedule shall remain in effect through March 3, 1999 and after such time fees will be subject to renegotiation.

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